Exhibit 10.1
VOTING AGREEMENT
This Voting Agreement (this “Agreement”), dated as of January 1, 2026, is entered into by and among The Baldwin Insurance Group, Inc., a Delaware corporation (“Parent”) and the undersigned signatories under the heading “Sellers” (collectively, the “Seller Group”, and each, a “Seller”). Each of the foregoing is a “Party” and collectively, they are the “Parties”.
RECITALS
WHEREAS, pursuant to that certain Transaction Agreement (as may be amended, modified or supplemented from time to time, the “Transaction Agreement”), entered into as of December 2, 2025, by and among Parent, Cobbs Allen Capital Holdings, LLC, a Delaware limited liability company (the “Company”), Red Rock Merger Sub I, Inc., a Delaware corporation, Red Rock Merger Sub II, LLC, a Delaware limited liability company, CAH Holdings, Inc., a Delaware corporation and the Seller Representatives (as defined therein), among other matters, Parent agreed to purchase the business of the Company, in exchange for consideration which includes Parent Shares;
WHEREAS, the Company would not have entered into the Transaction Agreement without the execution and delivery of this Agreement by Parent for the benefit of the Seller Group and the obligations of Parent pursuant to this Agreement are an integral part of the Transaction; and
WHEREAS, the Parties desire to enter into this Agreement to provide for certain voting rights on the terms and subject to the conditions set forth herein.
    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I

DEFINITIONS
1.1For the purposes of this Agreement, the following terms have the meanings specified below. Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Transaction Agreement.
“2028 Annual Meeting” is defined in Section 2.1(a).
“Agreement” is defined in the Preamble.
“Board” means the Board of Directors of Parent.
“Company” is defined in the Recitals.
“Director” means a director on the Board.
“Disqualified Person” is defined in Section 2.1(d).
“Effective Date” is defined in Section 4.1.
“Expiration Date” is defined in Section 2.1(a).

“Members” means those certain members of the Company who receive Closing Equity Parent Shares in connection with the Transaction as set forth on Annex A.
“Minimum Threshold” is defined in Section 2.1(a).
“Nasdaq” means the Nasdaq Global Select Market, or such other primary exchange or market on which Parent Shares are then listed.
“Observer” is defined in Section 2.2.
“Organizational Documents” means Parent’s Articles of Incorporation and Bylaws, as amended from time to time.
“Parent” is defined in the Preamble.
“Parties” is defined in the Preamble.
“Sellers” is defined in the Preamble.
“Seller Group” is defined in the Preamble.
“Seller Nominated Person” is defined in Section 2.1(a).
“Transaction Agreement” is defined in the Recitals.
ARTICLE II

NOMINATION RIGHTS
2.1Nomination of Director.
(a)Until the date (the “Expiration Date”) that is the earlier of (i) the sixth (6th) anniversary of the Closing Date and (ii) such time as the Members and their respective permitted transferees no longer own (after giving effect to any additional Parent Shares acquired in open market transactions by any Member) at least fifty percent (50%) of the Closing Equity Parent Shares issued by Parent to the Members at the Closing (as the same may be adjusted by share splits, reverse splits, share dividends, recapitalizations or other similar events, the “Minimum Threshold”), the Seller Group shall have the right to designate one (1) Member (subject to the qualifications set forth in Section 2.1(d)) as a nominee to the Board (such person, a “Seller Nominated Person”). In connection therewith, Parent agrees to take all actions reasonably necessary (including, without limitation, increasing the size of the Board if necessary) to cause such Seller Nominated Person to be appointed as a Class III Director on the Board promptly following the Closing and thereafter, to cause the Seller Nominated Person to be included in the slate of nominees recommended by the Board for election (x) at the 2028 annual stockholders meeting (or such other meeting at which the Class III Directors are up for election, the “2028 Annual Meeting”) and/or, (y) if such Seller Nominated Person is not elected as a Class III Director at the 2028 Annual Meeting, at each subsequent stockholder meeting at which Directors are elected to the Board as a Class I Director or Class II Director (so long as prior to the Expiration Date), in each case, subject to the terms and conditions of this Agreement.
(b)If a Seller Nominated Person is removed from the Board during such Seller Nominated Person’s applicable term for any reason, including due to death, disability, disqualification, resignation or removal, the Seller Group shall be entitled to designate a successor or replacement to such Seller Nominated Person (subject to the qualifications set forth in Section 2.1(d)), and Parent shall, within thirty (30) days of such designation take all actions reasonably necessary within its control to fill such vacancy with such successor Seller Nominated Person in accordance with Section 2.1(a), and, to the extent permitted under Parent’s Organization Documents then in effect, to cause the Board to promptly elect such designee to the Board, it being understood that any such successor Seller Nominated Person shall serve the remainder of the term of the Director whom such designee replaces.
(c)Upon notice by Parent to the Seller Group of its intent to nominate a Seller Nominated Person to the Board, the Seller Group shall, within five (5) Business Days of such notice, provide written notice to the Parent of its designation of the nominee to serve as the Seller Nominated Person. Following delivery of any notice from the Seller Group regarding the designation of a Seller Nominated Person, the Seller Group shall use its commercially reasonable efforts to provide, or cause such individual(s) to provide, to Parent such information (including questionnaires and certifications) about such individuals at such times as Parent may reasonably request to (i) evaluate such individual’s qualifications and eligibility to serve as a Director under applicable Law, Nasdaq listing standards and Parent’s director qualification and eligibility criteria and (ii) enable Parent to satisfy any applicable disclosure obligations under the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder.
(d)Notwithstanding anything to the contrary herein, no Seller Nominated Person shall be included as a nominee for election or appointment to the Board in the event such person is a Disqualified Person. For the purposes hereof, a “Disqualified Person” is a person for whom (i) the Board reasonably determines (which determination shall set forth in writing the grounds for such reasonable determination) that the nomination, election or appointment of such person to the Board or retention of such person on the Board, as applicable, would (x) violate the listing rules of Nasdaq or the rules and regulations of the SEC, (y) due to such person’s past, affiliations or otherwise, negatively affect the reputation of Parent, negatively affect Parent’s ability to complete future transactions, or disqualify Parent from undertaking any offering under applicable securities laws, or (z) violate the fiduciary duties that the Board owes to Parent or its stockholders, or (ii) the Parent’s Nominating and Corporate Governance Committee (acting in accordance with its charter and fiduciary duties) and a majority of the other Directors reasonably determines (x) does not possess the requisite skill and experience to serve as a director of a public company or (y) does not meet the director qualification and eligibility criteria; provided, however, that if the Board reasonably determines that any Seller Nominated Person is unfit for service on the Board for the reasons set forth above, then Parent shall promptly notify the Seller Group and the Seller Group shall then be entitled to designate an alternative or replacement person as a nominee to the Board.
2.2Appointment of an Observer.
(a)Until the Expiration Date, and subject to Section 2.2(b), the Seller Group shall have the right to designate one (1) Member representative (the “Observer”) to attend all meetings of the Board and any committee thereof of Parent in a non-voting observer capacity (it being understood that the failure to appoint an Observer shall not be deemed or claimed to be waiver of any such right). Parent shall (i) deliver a notice of all meetings of the Board to the Observer, at the same time and in the same manner as furnished to the Directors and in any event, in accordance with the Organizational Documents of Parent, and (ii) provide all notices, documents, consents, minutes and information furnished to the Directors to the Observer, whether at, in anticipation of, or following a meeting, in each case, at the same time and in the same manner as furnished to the Directors; provided, however, that (i) Parent shall have the right to exclude the Observer from any executive session of the Board and (ii) Parent shall have the right to withhold, redact or limit any such materials or exclude the Observer from any meeting or portion thereof if Parent determines based on advice of counsel that such action is reasonably necessary (A) to preserve attorney-client privilege, work product protection or similar protections, (B) to protect trade secrets or comply with confidentiality obligations to any third party, or (C) because the Board has determined in good faith that there exists an actual or potential conflict of interest with respect to the subject matter of such materials or deliberations.
(b)Notwithstanding anything contained herein to the contrary, if the Observer has been elected to serve as a director on the Board, for so long as the Observer is on the Board, the Seller Group’s right to designate an Observer pursuant to Section 2.2(a) shall be deemed suspended for such time period.
(c)The Observer (i) shall not be deemed to be a member of the Board or any committee thereof, (ii) shall have no right to vote on, consent to or veto any matter presented to the Board or any committee thereof and (iii) shall have no right to propose or offer any motion or resolution to the Board or any committee thereof. The Observer shall use reasonable care to protect Parent’s confidential and proprietary information, shall be subject to Parent’s Code of Business Conduct and Ethics (as may be amended from time to time) to the same extent as a Director, and shall hold in confidence and trust and not disclose (except as required by Law) any information provided to or learned by the Observer in such capacity.
2.3Indemnification. Commencing on the date of appointment and for so long as any Seller Nominated Person serves on the Board, Parent shall (i) cause the Seller Nominated Person to be covered by Parent’s D&O insurance and (ii) enter into an indemnification agreement with the Seller Nominated Person and Observer, in substantially the form entered into with the other Directors or observers, if any, as applicable. Any Seller Nominated Person is an intended third-party beneficiaries of this Section 2.3 and shall have the right, power and authority to enforce the provisions of this Section 2.3 as though they were a party to this Agreement.
2.4Expenses and Reimbursements. Each Seller Nominated Person shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committee of the Board of which such Seller Nominated Person is a member, if any, to the same extent as the other Directors. Each Seller Nominated Person shall be also entitled to any retainer, equity compensation or other fees or compensation paid to the non-employee Directors for their services as a Director, including any service on any committee of the Board to the extent the Seller Nominated Person qualifies as “independent” (as defined under applicable Nasdaq rules). For the avoidance of doubt, the Parties agree and acknowledge that the Observer shall not be entitled to any compensation in its capacity as an Observer.
2.5Organizational Documents. This Agreement shall be read in harmony with the Organizational Documents and the rules and regulations of Nasdaq, to the maximum extent reasonably possible, and so as not to render any specific provision herein or therein redundant or meaningless. However, in the event of a reasonably unavoidable conflict or inconsistency between this Agreement and (a) the Organizational Documents, any nomination, election, or other relevant rules or procedures set forth in Parent’s Organizational Documents which conflict with the terms hereof, the Parties shall promptly take all reasonable action to request that the Board or shareholders of Parent, as the case may be, amend such provisions as required to comply with the terms hereof; or (b) the rules and regulations of Nasdaq, the rules and regulations of Nasdaq shall control for all purposes.
2.6No Liability. The Seller Group shall have no liability as a result of their designation of a person for election as a Director, nor for any act or omission by such nominee in their capacity as a

Director, nor shall any Party or other Person have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.
ARTICLE III

REPRESENTATIONS OF THE PARTIES
3.1Representations. Each Party hereby represents and warrants to each other Party that: (a) if it is a legal entity, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization; (b) this Agreement has been duly and validly executed and delivered by such Party and this Agreement constitutes a legal and binding obligation of such Party, enforceable against such Party in accordance with its terms (subject to applicable Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies); (c) the execution, delivery and performance by such Party of this Agreement and the consummation by such Party of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any Law applicable to it, or (ii) conflict with, or result in a breach or default under, any term or condition of any material agreement or other instrument to which such Party is a party or by which such Party is bound, except for such violations, conflicts, breaches or defaults that would not, in the aggregate, materially affect such Party’s ability to perform its obligations hereunder.
3.2The Seller Group. Each Seller, severally and not jointly, as to itself, hereby agrees that, except for this Agreement, such Seller (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to any Parent Shares held by such Seller, and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to any such Parent Shares, in the case of each of clause (a) and (b), that would prevent such Seller’s compliance with this Agreement.
ARTICLE IV
4.1Term. The covenants contained in this Agreement shall automatically become effective on the Closing Date (the “Effective Date”) and shall remain in effect and continue to bind the Parties until the earlier of (a) the Expiration Date, and (b) upon the mutual written consent of Parent and the Seller Group.
ARTICLE V

MISCELLANEOUS
5.1Remedies.
(a)The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by the Seller Group, on the one hand, or Parent, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Seller Group, on the one hand, and Parent, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement, in each case without proof of actual damages or inadequacy of legal remedy and without bond or other security being required. The pursuit of specific enforcement or other equitable remedies by any Party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such Party may be entitled at any time.
(b)Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise at any time of any other remedy. For the avoidance of doubt, while the Seller Group, on the one hand, and Parent, on the other hand, may pursue both a grant of specific performance of the other’s obligations to consummate the transactions contemplated by this Agreement and the payment of damages, notwithstanding anything to the contrary herein, under no circumstances shall the Seller Group or Parent be permitted or entitled to receive both such grant of specific performance to effect the provisions contemplated by this Agreement and payment of damages.
(c)The Seller Group, on the one hand, and Parent, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Seller Group or Parent, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Seller Group or Parent, as applicable, under this Agreement. The Parties further agree that (i) by seeking the remedies provided for in this Section 5.1, a Party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 5.1 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 5.1 shall require any Party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 5.1 prior or as a condition to exercising any termination right under Article IV (and pursuing monetary damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 5.1 or anything set forth in this Section 5.1 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article IV or pursue any other remedies under this Agreement that may be available then or thereafter.
5.2Minimum Threshold and Seller Group. The Seller Group acknowledges and agrees that the Seller Group shall monitor and maintain records to evidence whether the Minimum Threshold continues to be satisfied. Upon notice by Parent to the Seller Group of its intent to designate nominees for reelection as Directors as well as any other date on which a Seller Nominated Person or an Observer is to be reappointed or elected, the Seller Group shall promptly provide Parent with reasonable evidence, in form and substance reasonably satisfactory to Parent, of the Members’ and their respective permitted transferees’ then-current ownership of the Parent Shares included in the Closing Equity Parent Shares and written confirmation as to whether the Minimum Threshold is then satisfied.
5.3Entire Agreement; Amendments and Waivers. This Agreement, the Transaction Agreement (including the Annexes, Schedules and the Exhibits thereto), the Confidentiality Agreement, and the other Ancillary Documents contemplated herein and therein represent the entire understanding and agreement between the Parties with respect to the subject matter hereof. This Agreement may only be amended, supplemented or changed by a written instrument signed by the Parent and the Seller Group. Each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the Party entitled to enforce the provision so waived. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
5.4Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the Parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Chancery Court in any action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in the Delaware Chancery Court, (b) waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Chancery Court, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in Section 5.4 shall be effective service of process for any suit, action or proceeding brought in any such court.
5.5Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
5.6Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by e-mail (with non-automated written confirmation of transmission) or (c) one (1) Business Day following the day sent by a nationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):
Notices to Parent:

The Baldwin Insurance Group, Inc.
4211 W. Boy Scout Blvd., Suite 800
Tampa, Florida 33607
Facsimile: [***]
Attention: [***]
Email: [***]

with a mandatory copy (which shall not constitute notice) to:
Greenberg Traurig, P.A.
333 S.E. 2nd Avenue, Suite 4400
Miami, Florida 33131
Attention: Daniella Silberstein; Raffael Fiumara
Email: [***]

Notices to the Seller Group:
Erin Lynch, Grantland Rice, IV, Bain Head
c/o Cobbs Allen Capital Holdings, LLC
115 Office Park Drive, Suite 200
Birmingham, Alabama 35223
Attention: [***]
Email: [***]

with a mandatory copy (which shall not constitute notice) to:
Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: John Giouroukakis; David Owen
5.7Email: [***]
5.8Binding Effect; Assignment.
(a)This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except Section 2.3 shall be for the benefit of, and enforceable by any Seller Nominated Person.
(b)This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party without the prior written consent of the non-assigning Parties. No assignment shall relieve the assigning party of any of its obligations hereunder.

5.9Severability. If any condition, term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other conditions, terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Notwithstanding the foregoing, the Parties intend that the provisions of ARTICLE V, including the remedies (and limitations thereon) and the limitations on representations, warranties and covenants, be construed as integral provisions of this Agreement and that such provisions, remedies and limitations shall not be severable in any manner that diminishes a party’s rights hereunder or increases a Party’s liability or obligations hereunder.
5.10Counterparts. This Agreement may be executed in any number of counterparts (including by means of e-mail in.pdf format), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
5.11Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
[Remainder of page left intentionally blank. Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first written above to be effective as of the Effective Date.

PARENT:

THE BALDWIN INSURANCE GROUP, INC.

By:	/s/ Bradford L. Hale
Name:	Bradford L. Hale
Its:	Chief Financial Officer

[Signature Page to Voting Agreement]

SELLERS:

/s/ Erin Lynch
Name: Erin Lynch

/s/ Grantland Rice, IV
Name: Grantland Rice, IV

/s/ Bain Head
Name: Bain Head
[Signature Page to Voting Agreement]

ANNEX A